Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SUNWORKS INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF JULY, A.D. 2016, AT 5:09 O^CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION OF

SUNWORKS, INC.

The undersigned, being the Chief Executive Officer of Sunworks, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), does hereby certify under the seal of the said Corporation as follows:

1. The Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), is hereby amended by adding the following Article:

“ELEVENTH: The authorized number of directors of the Corporation shall be not less than one (1) nor more than fifteen (15) as fixed from time to time by resolution of a majority of the Board of Directors,”

2. The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation’s Certificate of Incorporation to be signed by James B. Nelson, its Chief Executive Officer, this 13th day of July, 2016. ”

/s / James B. Nelson
James B.Nelson, CEO

State of Delaware Secretary of State Division of Corporations Delivered 05:09 PM 07/13/2016 FILED 05:09 PM 07/13/2016 SR 20164898908 - File Number 3484724